Exhibit 99.1
Mike Spencer
Salesforce
Investor Relations
415-536-6250
investor@salesforce.com

Carolyn Guss
Salesforce
Public Relations
415-536-4966
pr@salesforce.com

Bret Taylor to Step Down as Salesforce Vice Chair and Co-CEO; Marc Benioff to be Chair and CEO

SAN FRANCISCO, November 30, 2022—Salesforce (NYSE: CRM) today announced that Bret Taylor will step down as Vice Chair and Co-CEO of Salesforce, effective January 31, 2023. At that point, Marc Benioff will be Chair and CEO of the company.

“I am grateful for six fantastic years at Salesforce,” said Taylor. “Marc was my mentor well before I joined Salesforce and the opportunity to partner with him to lead the most important software company in the world is career-defining. After a lot of reflection, I've decided to return to my entrepreneurial roots. Salesforce has never been more relevant to customers, and with its best-in-class management team and the company executing on all cylinders, now is the right time for me to step away.”

“It’s bittersweet that Bret has decided to step down as my Co-CEO,” said Benioff. “He made his mark on Salesforce as an incredible technologist, leader and friend to us all. Bret founded two incredible companies so it’s understandable why he wants to return to his entrepreneurial roots. I’m excited to see his next chapter unfold, as I’ll always be his biggest champion and he’ll always be part of the Salesforce ‘Ohana.”

About Salesforce
Salesforce, the global CRM leader, empowers companies of every size and industry to digitally transform and create a 360° view of their customers. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.